The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated March 26, 2013
Pricing Supplement to the Prospectus dated June 22, 2011,
the Prospectus Supplement dated June 22, 2011, and the Product Supplement dated June 23, 2011

US$●
Senior Medium-Term Notes, Series B
Buffered Bullish Digital Return Notes due April 30, 2015
Linked to the Market Vectors® Gold Miners ETF

•	This pricing supplement relates to an offering of Buffered Bullish Digital Return Notes linked to the Market Vectors® Gold Miners ETF (the “Underlying Asset”).

•	An investor in the notes may lose up to 90% of their principal at maturity.

•
The notes are designed for investors who seek a fixed positive return equal to the Digital Return (as defined below) if there is any appreciation in the price of the Underlying Asset.  Investors should be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the price of the Underlying Asset decreases by more than 10% from its price on the Pricing Date, for a maximum loss of up to 90% of the principal amount.

•	The Digital Return will be 21.00%. Accordingly, the maximum amount payable on the notes is expected to be $1,210 for each $1,000 in principal amount

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	Investing in the notes is not equivalent to investing in the shares of the Underlying Asset.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The offering is expected to price on April 25, 2013, and the notes are expected to settle on or about April 30, 2013.

•	The notes are scheduled to mature on April 30, 2015.

•	The CUSIP number of the notes is 06366RMY8.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and “Risk Factors” section beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity. We expect to deliver the notes through the facilities of The Depository Trust Company on or about April 30, 2013.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$●	US$●

Total	US$ ●	US$ ●	US$ ●

(1) In addition to the agent’s commission, the price to public specified above is expected to include the profit that we would recognize earned by hedging our exposure under the notes.  The actual agent’s commission will be set forth in the final pricing supplement.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Asset:	Market Vectors® Gold Miners ETF (NYSE Arca symbol: GDX). See the section below entitled “The Underlying Asset” for additional information about the Underlying Asset.

Payment at Maturity:	If the Percentage Change is positive, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will be calculated as follows:

Principal Amount + (Principal Amount x Digital Return)

If the Percentage Change is between 0% and -10% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -10%, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

Digital Return:	21.00%

Initial Level:	The closing price of one share of the Underlying Asset on the Pricing Date.

Final Level:	The closing price of one share of the Underlying Asset on the Valuation Date.

Buffer Level:	90% of the Initial Level.

Buffer Percentage:
10%.  Accordingly, you will receive the principal amount of your notes at maturity only if the price of the Underlying Asset does not decrease by more than 10%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 90% of the principal amount of your notes.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	On or about April 25, 2013

Settlement Date:	On or about April 30, 2013, as determined on the Pricing Date.

Valuation Date:	On or about April 27, 2015, as determined on the Pricing Date.

Maturity Date:	On or about April 30, 2015, as determined on the Pricing Date.

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The pricing date, settlement date, valuation date and maturity date for the notes are subject to change, and will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 23, 2011.

•
Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 10%. The payment at maturity will be based on the Final Level, and whether the Final Level on the Valuation Date is less than the Buffer Level. Accordingly, you could lose up to 90% of the principal amount of your notes.

•
Your return on the notes is limited to the Digital Return, regardless of any appreciation in the share price of the Underlying Asset. — The return on your notes will not be greater than the Digital Return. This will be the case even if the Percentage Change exceeds the Digital Return.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Asset or the securities held by the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the price of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
The inclusion of the agent’s commission and hedging profits, if any, in the price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMOCM or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial price to public. The initial price to public will include, and any price quoted to you is likely to exclude, the agent’s commission paid in connection with the initial distribution. The initial price to public is also expected to include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
Owning the notes is not the same as owning shares of the Underlying Asset or a security directly linked to the Underlying Asset. — The return on your notes will not reflect the return you would realize if you actually owned the Underlying Asset or a security directly linked to the performance of the Underlying Asset and held that investment for a similar period.  Your notes may trade quite differently from the Underlying Asset.  Changes in the price of the Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the price of the Underlying Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the price of the Underlying Asset increases. In addition, any dividends or other distributions paid on the Underlying Asset will not be reflected in the amount payable on the notes.

•
You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of the Underlying Asset, or any securities held by the Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying Asset or such other securities.

•
Changes that affect the NYSE Arca Gold Miners Index will affect the market value of the notes and the amount you will receive at maturity.  — The policies of NYSE Arca, the sponsor of NYSE Arca Gold Miners Index (the “Underlying Index”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the prices of the Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if NYSE Arca changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if NYSE Arca discontinues or suspends the calculation or publication of the Underlying Index.

•
We have no affiliation with NYSE Arca and will not be responsible for any actions taken by NYSE Arca. — NYSE Arca is not an affiliate of ours, and will not be involved in any offerings of the notes in any way.  Consequently, we have no control over the actions of NYSE Arca, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. NYSE Arca has no obligation of any sort with respect to the notes.  Thus, NYSE Arca has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from the issuance of the notes will be delivered to NYSE Arca.

•
Adjustments to the Underlying Asset could adversely affect the notes. — Van Eck Associates Corporation (“Van Eck”), as the sponsor of the Underlying Asset, is responsible for calculating and maintaining the Underlying Asset. Van Eck can add, delete or substitute the stocks comprising the Underlying Asset or make other methodological changes that could change the share price of the Underlying Asset at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

•
We and our affiliates do not have any affiliation with the investment advisor of the Underlying Asset and are not responsible for its public disclosure of information. — Van Eck, as the investment advisor of the Underlying Asset, advises the Underlying Asset on various matters including matters relating to the policies, maintenance and calculation of the Underlying Asset. We and our affiliates are not affiliated with Van Eck in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Underlying Asset. Van Eck is not involved in the offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Underlying Asset that might affect the value of the notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about Van Eck or the Underlying Asset contained in any public disclosure of information.  You, as an investor in the notes, should make your own investigation into the Underlying Asset.

•
The correlation between the performance of the Underlying Asset and the performance of the Underlying Index may be imperfect. — The performance of the Underlying Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Underlying Asset may correlate imperfectly with the return on the Underlying Index.

•
The Underlying Asset is subject to management risks. — The Underlying Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Underlying Asset track the relevant industry or sector.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM  may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•
Hedging and trading in the Underlying Asset. – We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling securities included in the Underlying Asset, or futures or options relating to the Underlying Asset, or other instruments with returns linked or related to changes in the performance of the Underlying Asset. We or our affiliates may also engage in trading relating to the Underlying Asset from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the value of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•
The Holdings of the Underlying Asset Are Concentrated in the Gold and Silver Mining Industries. — All or substantially all of the equity securities held by the Underlying Asset are issued by gold or silver mining companies. An investment in the notes linked to the Underlying Asset will be concentrated in the gold and silver mining industries.  As a result of being linked to a single industry or sector, the notes may have increased volatility as the share price of the Underlying Asset may be more susceptible to adverse factors that affect that industry or sector. Competitive pressures may have a significant effect on the financial condition of companies in these industries.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

•
Relationship to Gold and Silver Bullion — The Underlying Asset invests in gold and silver mining companies, but not in gold bullion or silver bullion. The Underlying Asset may under- or over-perform gold bullion and/or silver bullion over the term of the notes.

•
You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset. —   In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the price of the Underlying Asset or the securities held by the Underlying Asset.  One or more of our affiliates have published, and in the future may publish, research reports that express views on Underlying Asset or these securities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to Underlying Asset at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the Underlying Asset from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•
Significant aspects of the tax treatment of the notes are uncertain. The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Return on the Notes at Maturity
The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes. The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000. The hypothetical total returns set forth below are based on a hypothetical Initial Level of $100.00, a Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), and a Digital Return of 21.00%. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
$00.00	-100.00%	-90.00%
$50.00	-50.00%	-40.00%
$70.00	-30.00%	-20.00%
$80.00	-20.00%	-10.00%
$90.00	-10.00%	0.00%
$95.00	-5.00%	0.00%
$100.00	0.00%	0.00%
$105.00	5.00%	21.00%
$110.00	10.00%	21.00%
$120.00	20.00%	21.00%
$150.00	50.00%	21.00%
$175.00	75.00%	21.00%
$200.00	100.00%	21.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $70.00, representing a Percentage Change of -30%.  Because the Percentage Change is negative and the Final Level of $70.00 is less than the Initial Level by more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $800 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-30% + 10%)] = $800

Example 2: The price of the Underlying Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $95.00, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the Final Level of $95.00 is less than the Initial Level by not more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $1,000 per $1,000 in principal amount of the notes.

Example 3: The price of the Underlying Asset increases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $110.00, representing a Percentage Change of 10%.  Because the Final Level of $110.00 is greater than the Initial Level and the Percentage Change of 10% is positive, the investor receives a payment at maturity of $1,210 per $1,000 in principal amount of the notes, representing a positive return equal to the Digital Return.

Example 4: The price of the Underlying Asset increases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $150.00, representing a Percentage Change of 50%.  Because the Final Level of $150.00 is greater than the Initial Level and the Percentage Change of 50% is positive, the investor receives a payment at maturity of $1,210 per $1,000 in principal amount of the notes, representing a positive return equal to the Digital Return.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Additionally, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Account holders subject to information reporting requirements pursuant to the legislation may include holders of the notes. Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or further engaged by a dealer to whom BMOCM reoffers the notes, will purchase the notes at an agreed discount to the initial price to public.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes.  BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless BMOCM, or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

The Underlying Asset

All information contained herein regarding the Underlying Asset is derived from publicly available sources, and we have not independently verified this information.  We are not affiliated with the Underlying Asset, and the Underlying Asset will not have any obligations with respect to the notes.  Neither we nor BMOCM participated in the preparation of the publicly available information described below.

Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Asset under the Exchange Act can be accessed through www.sec.gov. We have not independently verified that these publicly available documents are accurate or complete.

Information provided to or filed with the SEC by the Underlying Asset under the Securities Act of 1933, as amended, and the Investment Company Act can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. Additional information about Van Eck and the Underlying Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at http://www.vaneck.com. The information below was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Underlying Asset is an investment portfolio maintained, managed and advised by Van Eck. The Market Vectors ETF Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the Underlying Asset. The Underlying Asset is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.”

The Underlying Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index was developed by the NYSE Amex and is calculated, maintained and published by NYSE Arca.

Disclaimer

The notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by NYSE Arca. Such information reflects the policies of, and is subject to change by, NYSE Arca. We have not independently verified the accuracy or completeness of such information. The Underlying Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Underlying Index.

The Underlying Index is a modified market capitalization-weighted index comprised of publicly traded companies involved primarily in mining for gold or silver. The Underlying Index includes common stocks and ADRs of selected companies that are involved primarily in mining for gold or silver and that are listed for trading on the NYSE, NYSE Arca, or the NASDAQ Stock Market. Only companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months are eligible for inclusion in the Underlying Index. The Underlying Index’s benchmark value was 500.0 at the close of trading on December 20, 2002. As of January 23, 2013, there were 31 gold and silver mining companies included in the Underlying Asset.

The Underlying Asset utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The Underlying Asset will invest in all of the securities which comprise the Underlying Index. The Underlying Asset will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Eligibility Criteria for Index Components. The Underlying Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the Underlying Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index. The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below.

Index Maintenance.  The Underlying Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

(2)
the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 50% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Changes to the index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition.  NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of nonmarket forces.

Historical Information of the Underlying Asset

The following table sets forth the high and low closing prices of the Underlying Asset from the first quarter of 2010 through March 21, 2013.

		High ($)	Low ($)
2010	First Quarter	50.17	40.24
	Second Quarter	54.06	46.40
	Third Quarter	56.66	47.09
	Fourth Quarter	63.80	54.28

2011	First Quarter	60.80	53.12
	Second Quarter	63.95	51.78
	Third Quarter	66.63	53.74
	Fourth Quarter	63.30	50.06

2012	First Quarter	57.47	48.75
	Second Quarter	50.39	39.34
	Third Quarter	54.81	40.70
	Fourth Quarter	54.25	44.85

2013	First Quarter (through March 21, 2013)	47.09	39.51